November 19, 1999



            AN OPEN LETTER TO SCOTIA PACIFIC COMPANY LLC NOTEHOLDERS


The Pacific Lumber Company announced today that the Board of Managers of Scotia Pacific Company LLC (Scotia Pacific) and the Boards of Directors of The Pacific Lumber Company (Pacific Lumber) and Salmon Creek Corporation (Salmon Creek) have released the escrowed monies received in connection with the Headwaters Agreement.

Scotia Pacific and Salmon Creek are wholly owned subsidiaries of The Pacific Lumber Company.

On March 1, 1999, Salmon Creek received $299.9 million in connection with the Headwaters sale. Approximately $15 million of these proceeds were utilized to cover certain transaction-related costs. The remaining $285 million was placed into an escrow account which, after interest earnings and withdrawals in connection with payments on the Scotia Pacific Timber Collateralized Notes ("Timber Notes"), totaled $292.9 million at the time of release.

In its decision to approve the Headwaters Agreement, the Board of Managers of Scotia Pacific determined the funds placed in the escrow account should be considered for release only under certain specified conditions. These conditions included the receipt of an opinion from a nationally recognized investment banking firm. Warburg Dillon Read LLC has delivered such an opinion in connection with the actions being announced today.

Pacific Lumber has contributed $169 million of the released monies to Scotia Pacific for the purpose of establishing a Scheduled Amortization Reserve Account to support future principal payments on the Timber Notes. The Indenture governing the Timber Notes has been amended to, among other things, establish this Account. Amounts in that Account will be part of the collateral securing the Timber Notes.

To the extent that amounts otherwise available to Scotia Pacific under the Indenture are insufficient to pay Scheduled Amortization on the Class A-1 or Class A-2 Timber Notes, or to amortize the Class A-3 Timber Notes during the six years beginning January 20, 2014, as set forth in the Indenture Amendments, amounts in the Scheduled Amortization Reserve Account will be used for that purpose.

In determining the terms of the Scheduled Amortization Reserve, the Board of Scotia Pacific considered, among other things, expected harvest levels, prices and operating and capital expenditures of Scotia Pacific. The amount of the Scheduled Amortization Reserve Account was established based upon assumptions with respect to such factors at levels believed to be sufficient to provide adequate funds to make the payments referred to above. In particular, the harvest level associated with the establishment of the Scheduled Amortization Reserve Account represents an approximate 30 percent decrease from Scotia Pacific's base case harvest level of approximately 144 million board feet equivalents (Mbfe), all other factors being equal.

Up to 50 percent of Remaining Funds (funds that could otherwise be released from the Collection Account free of the lien of the deed of trust securing the Timber Notes) is required to be used on each monthly deposit date to replenish the Scheduled Amortization Reserve Account if it falls below the targeted balance incorporated in the Indenture amendments. Funds may be released on a monthly basis to Scotia Pacific from the Scheduled Amortization Reserve Account if the amount in the Account exceeds the targeted balances.

In addition, the amendments to the Indenture generally provide that if Scotia Pacific's harvest of timber during 18 consecutive calendar months equals or exceeds a harvest level that is approximately 10 percent below Scotia Pacific's base case harvest level, the inventory of timber covered by Scotia Pacific's approved timber harvest plans equals or exceeds 100 million board feet, and no advances are outstanding under Scotia Pacific's line of credit agreement (or were outstanding as of the close of business on the previous note payment date), the amount of the Scheduled Amortization Reserve Account will be reduced to an amount that is consistent with a harvest level that is approximately 20 percent below Scotia Pacific's base case harvest level, all other factors being equal.

A copy of the Supplemental Indenture that amends the Indenture will be filed with the Securities and Exchange Commission today as an exhibit to a Scotia Pacific Form 8-K. A copy of the Supplemental Indenture is also available from the Company's Investor Relations Department by contacting (713) 267-3675.